Press Release #201603	FOR IMMEDIATE RELEASE	February 4, 2016

Mr. Olivier Vincent Joins Enertopia Advisory Board

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce it has engaged Mr. Olivier Vincent as a consultant and an Advisor to the Board to the Company’s new Health and Wellness Technology Division.

Mr. Olivier Vincent heads up digital marketing company LocalSphere – a venture that offers all digital marketing solutions for the local world. Mr Vincent is likely best known for leading the fast-growing and innovative Canpages local search business before selling that venture for $225 million in 2010. He is also the founder or co-founder of over 8 digital start-up companies.

Mr. Vincent will be reporting directly to the Board of Directors in his assessment of the growing field of electronic apps for use in cognitive health and gaming. This aligns with our corporate vision for education based options for healing and better overall wellness.

“I am thrilled to have an opportunity to assist Enertopia to move it forward in technology and benefit from the continued mobile revolution and opportunities” said Mr. Vincent.

Technology for mobile apps can be effective tools that can allow for therapy to be more accessible, efficient, and portable for those with health related concerns.

Last year saw the first time ever mobile gaming apps revenue surpassed PC and console gaming revenues. It is estimated that total gaming revenue will surpass $40.9 billion dollars by 2017 with a current growth rate above 45% per annum. The mobile health market is expected to reach $26 billion by 2017 and $59.15 billion by 2020.

The Company believes that the influence of trends in the advancement of technology provides the potential for successful companies to carve out exciting opportunities for its community and stakeholders. “We are very excited to have Mr. Olivier Vincent join our team. We are a Company that offers opportunities to individuals that provides options for everyone to better their health and lives. Enertopia is devoted to taking every measure possible to make this happen for our community,” Stated President / CEO Robert McAllister

In connection with the appointment to the advisory board and consulting agreement Mr. Vincent has been issued 100,000 shares of restricted common stock and has been granted 100,000 Stock Options.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call

 Robert McAllister: (250) 765-6412

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and development expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that Mr. Vincent’s expertise will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release